Exhibit 10.1

September 30, 2008

Marie J. Toulantis

875 Fifth Avenue

New York, New York 10021

Dear Marie:

This letter is intended to set forth our agreement regarding your resignation as Chief Executive Officer of barnesandnoble.com llc (the “Company”) with the approval of the Company. This letter agreement is subject to the terms of the Release (as defined in paragraph 9 below) and, specifically without limitation, this letter agreement shall be deemed null and void in the event that (a) the Release is not executed and delivered by you in accordance with paragraph 9 below; or (b) the Release is revoked by you in accordance with paragraph 5 of the Release. The letter agreement shall be deemed effective in accordance with, and as of the date that the Release is effective pursuant to, paragraph 5 of the Release (the “Effective Date”).

1. Employment Resignation; Consultancy. You hereby resign as an employee of the Company and any of its subsidiaries or affiliates effective as of the close of business on August 19, 2008 (the “Resignation Date”). Commencing as of the Resignation Date, you shall be available to consult with the Company from time to time at mutually agreeable times and for mutually agreeable and reasonable periods through January 30, 2010, provided, however, that your failure to provide such services shall in no way affect the payments and benefits you are entitled to receive hereunder. To the extent that you provide such services, you will receive reasonable compensation for the time expended by you which exceeds fifteen (15) hours per month, and reimbursement of reasonable expenses approved in advance by the Company.

2. Compensation and Benefits. You acknowledge that as of the Resignation Date, all compensation and benefits of any kind to which you were, are or may be entitled pursuant to the employment agreement with the Company, dated as of March 9, 2005 (“Employment Agreement”) or otherwise, have ended, and all compensation, benefits or other payments or consideration to which you are or may be entitled as of and after the Resignation Date are set forth exclusively in this letter agreement. In consideration for and subject to the terms of this letter agreement and the Release, the Company shall pay you the gross amount of $875,000.00, less applicable withholdings and deductions. To the extent you would have been entitled, had your employment with the Company continued without interruption, to any bonuses for the Company’s fiscal year ending January 31, 2009 (“Fiscal 2008”) in accordance with the pre-established target set by the Compensation Committee of the Barnes & Noble, Inc. (“B&N”) Board of Directors, based upon the attainment certification by such Committee in the ordinary course, you shall receive the full amount of such bonuses. Such bonuses shall be paid in cash in calendar year 2009 as and when paid by the Company to senior

122 Fifth Avenue, New York, NY 10011 tel: (212) 633-3300

Marie J. Toulantis

September 30, 2008

executives of B&N. Notwithstanding anything contained herein to the contrary, you shall receive the foregoing bonuses in the aggregate amount of not less than $487,500 (i.e. 75% of your annual base salary). To the extent that any bonuses for Fiscal 2008 would have included a grant of restricted shares, you shall receive in lieu thereof the cash value of such shares based on the closing stock price of such shares on the last trading date immediately preceding the date such bonus is paid to you in accordance with the foregoing sentence. If you make a timely and proper election for continuation coverage under Code Section 4980B (a COBRA election), the Company shall pay your COBRA coverage so that you continue to receive medical benefits, subject to the terms of the medical plan and COBRA, through January 31, 2009.

3. Stock Options and Restricted Stock. As of the Effective Date, subject to receipt by the Company of the executed Release (as defined below) and the continued effectiveness of the Release following the Revocation Period referred to therein, all vesting restrictions regarding stock options and restricted stock that have been previously granted to you by B&N shall lapse and all such stock options and restricted stock shall then be fully vested. Each of your vested, unexercised stock options must be exercised by the earlier of (i) the option’s original expiration date or (ii) May 1, 2009. Any stock options not exercised by such date will be forfeited without payment to you of any kind and will no longer be exercisable.

4. Protective Covenant. For a period of one year following the Effective Date, you will not directly or indirectly, either as principal, agent, stockholder, employee or in any other capacity, engage in any business on behalf of or have a financial interest in Amazon, Borders or any affiliates or subsidiaries of either entity. Nothing in this paragraph 4 shall be construed as denying you the right to own securities of any corporation listed on a national securities exchange or quoted in the NASDAQ System to the extent of an aggregate of 5% of the outstanding shares of such securities. You acknowledge that the foregoing limitations are reasonable and properly required by the Company and that in the event that any such limitations are found to be unreasonable by a court of competent jurisdiction, you will submit to the reduction of such limitations as the court shall find reasonable. If any of the restrictions in this paragraph 4 should for any reason whatsoever be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of this Agreement will not be adversely affected thereby. You acknowledge that your services to the Company have been of a unique character which give them a special value to the Company. You further acknowledge that you shall receive consideration under this letter agreement which, in part, specifically relates to the restrictions to which you have agreed in this paragraph 4. You further recognize that any violation of the restrictions in this paragraph 4 may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, you agree that, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions in this paragraph 4.

Marie J. Toulantis

September 30, 2008

5. Indemnification. You will be indemnified by the Company, as an officer and director of the Company and its affiliates, against all third-party and stockholder-derivative actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including, without limitation, advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters. If necessary, you will be provided with separate counsel at the Company’s expense.

6. Employment Agreement. Your Employment Agreement with the Company is hereby terminated as of the Resignation Date and neither you nor the Company shall have any rights or obligations thereunder.

7. Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation. The Company has not made any representations regarding, nor indemnified you with respect to, any tax liability as may be imposed on you in connection with any payments or benefits hereunder, and you shall be liable for all taxes, including, without limitation, taxes under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), other than the Company’s share of applicable employment taxes, associated therewith.

8. Suspension of Benefits. Each payment under this Agreement shall be considered a separate payment for purposes of Code Section 409A. Notwithstanding anything herein to the contrary, unless it is determined you are not a specified employee within the meaning of Code Section 409A, for purposes of any payment hereunder, all payment(s) other than those which are due and payable before March 15, 2009, shall be made or begin, as applicable, on the first payroll date which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Code Section 409A.

9. General Release. Within 21 days following the date hereof, you shall execute and deliver to the Company the General Release and Waiver in the form attached hereto (the “Release”). All payments and benefits to be made to or received by you hereunder shall permanently cease to be made and owed to you by the Company in the event either (a) you do not execute and deliver the Release to the Company within said 21-day period or (b) you thereafter revoke the Release during the Revocation Period referred to therein. All payments and benefits that would have been otherwise due prior to the expiration of the Revocation Period shall be due upon the expiration of the Revocation Period provided you do not revoke the Release.

Marie J. Toulantis

September 30, 2008

10. Miscellaneous.

10.1. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and any of its affiliates with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, oral or written, between you and the Company or any of its affiliates with respect to the subject matter hereof, including without limitation your Employment Agreement.

10.2. Binding Effect; Benefits. This Agreement shall inure to the benefit of and shall be binding upon you and the Company and our respective heirs, legal representatives, successors and assigns. Without limitation of the foregoing, this Agreement shall be binding upon all successors and assigns of the Company, whether by merger, stock purchase or asset acquisition, and any such successor shall assume all obligations of the Company hereunder.

10.3. Amendments and Waivers. This Agreement may not be amended or modified except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party may, by an instrument in writing, waive compliance by the other party with any term or provision of this Agreement to be performed or complied with by such other party.

10.4. Assignment. Neither this Agreement nor any rights or obligations which either party may have by reason of this Agreement shall be assignable by either party without the prior written consent of the other party.

10.5. Notices. Any notice which may or must be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, or reputable overnight courier, addressed to you or the Company, as the case may be, at the address set forth on the first page hereof, or to such other address as you or the Company, as the case may be, may designate in writing in accordance with the provisions of this paragraph.

10.6. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and are not deemed to be a part of this Agreement or to affect the meaning and interpretation of this Agreement.

10.7. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within the State of New York.

Marie J. Toulantis

September 30, 2008

10.8. Counterparts. This Agreement may be signed in counterparts, which together shall constitute one and the same agreement.

If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter agreement.

BARNESANDNOBLE.COM LLC
By:	BARNES & NOBLE BOOKSELLERS, INC., manager

By:
Name:	Joseph J. Lombardi
Title:	CFO

ACCEPTED AND AGREED TO:

Marie J. Toulantis

GENERAL RELEASE AND WAIVER

1. Marie Toulantis (“Employee”) hereby acknowledges and agrees that Employee’s employment with barnesandnoble.com llc (the “Company”) terminated on August 19, 2008 (the “Termination Date”).

2. Employee hereby agrees that after the delivery to the Company of a signed original of this General Release and Waiver (“Release”), Employee will accept from the Company and on behalf of the Company and each Releasee (as defined herein), the payments and benefits set forth in paragraphs 2 and 3 of the accompanying letter agreement dated as of September 30, 2008 between Employee and the Company (such letter referred to herein as the “September 2008 Letter Agreement” and such payments and benefits collectively referred to herein as the “Separation Benefit”). Employee acknowledges and agrees that the Separation Benefit is adequate consideration for all the terms of the September 2008 Letter Agreement and this Release, and any monetary or other benefits which, prior to the execution of this Release, Employee may have earned or accrued or to which Employee may have been entitled, have been paid or such payments or benefits have been released, waived or settled by Releasor pursuant to this Release.

3. THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS YOU MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEE.” BEFORE YOU SIGN THIS RELEASE, YOU MUST READ THIS PARAGRAPH CAREFULLY, AND MAKE SURE THAT YOU UNDERSTAND IT FULLY.

In consideration of Employee’s receipt and acceptance of the Separation Benefit from the Company and on behalf of the Company and each Releasee (as defined below), Employee, on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), hereby irrevocably, unconditionally and generally releases the Company, Barnes & Noble, Inc., their respective current and former officers, directors, shareholders, trustees, parents, members, managers, affiliates, subsidiaries, branches, divisions, agents, attorneys and employees, and the current and former officers, directors, shareholders, agents, attorneys and employees of any such parent, affiliate, subsidiary, branch or division of the Company and Barnes & Noble, Inc. and the heirs, executors, administrators, receivers, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and hereby waives and/or settles, except as may otherwise be stated herein, any and all actions, causes of action, suits, debts, dues, sums of money, accounts, controversies, agreements, promises, damages, judgments, executions, or any liability, claims or demands, known or unknown and of any nature whatsoever and which Releasor ever had, now has or hereafter can, shall or may have as of the date of this Release, including, without limitation, any rights and/or claims arising under any contract, express or implied, written or oral; for wrongful dismissal or termination of employment; and arising under any applicable foreign, federal, state, local or other statutes, orders, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or, specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability or any other unlawful bases, including without limitation, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Civil Rights Acts of 1866 and 1871, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Vietnam Era Veterans’ Readjustment Assistance Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, as amended, and any similar applicable statutes, orders, laws, ordinances, regulations or the like, or case law, of the State of New York and any State in which any Releasee is subject to jurisdiction, or any political subdivision or any political subdivision thereof, including without limitation, the New York State Executive Law and the New York City Administrative Code, and all applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes, orders, laws, ordinances, regulations or the like.

4. Employee represents and warrants that Employee has not filed or commenced any complaints, claims, actions or proceedings of any kind against any Releasee with any federal, state or local court or any administrative, regulatory or arbitration agency or body. Employee hereby waives any right to, and agrees not to, seek reinstatement or employment of any kind with any Releasee and, without waiver by any Releasee of the foregoing, the existence of this Release shall be a valid, non-discriminatory basis for rejecting any such application or, in the event Employee obtains such employment, to terminate such employment.

5. By executing this Release, Releasor acknowledges that (a) Employee has been advised by the Company to consult with an attorney before executing this Release; (b) Employee was provided adequate time (i.e, twenty-one (21) days) to review this Release and to consider whether to sign the Release and (c) Employee has been advised that Employee has seven (7) days following execution to revoke the Release (“Revocation Period”). Notwithstanding anything to the contrary contained herein or in the September 2008 Letter Agreement, this Release will not be effective or enforceable, and the Separation Benefit is not payable and shall not be delivered or paid by the Company, until the Revocation Period has expired and provided that Employee has not revoked the Release. Employee agrees that any revocation shall be made in writing and delivered to John Heaney, Vice President, Human Resources, Barnes&Noble.com, 76 Ninth Avenue, NY, NY 10011. Employee acknowledges that revocation of the Release shall operate as a revocation of the September 2008 Letter Agreement.

6. This Release and Separation Benefit are not intended to be, shall not be construed as and are not an admission or concession by any Releasee of any wrongdoing or illegal or actionable acts or omissions. Employee, as and on behalf of Releasor, hereby represents and agrees that Employee shall keep confidential and not disclose orally or in writing, to any person, except as may be required by law, any and all information concerning the existence or terms of this Release and the amount of any payments made hereunder. Employee further agrees that in consideration of the Separation Benefit, and except as shall be required by law, (a) Employee shall keep confidential and not disclose orally or in writing directly or indirectly to any person (except Employee’s immediate family, attorneys and accountant), any and all information concerning any facts, claims or assertions relating or referring to any experiences of Employee or treatment Employee received by or on behalf of any Releasee through the date of this Release, and (b) Employee shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning any Releasee.

7. Employee hereby acknowledges that during Employee’s employment Employee may have acquired certain proprietary, private and/or otherwise non-public information, whether or not created or maintained in written form, which constitutes, relates or refers to any and all of the following: financial data, strategic business plans, product development information (or other proprietary product data), website development plans, marketing plans, processes, inventions, devices and all other non-public, proprietary or confidential information of, concerning or provided by or on behalf of the Company and any Releasee (collectively, “Confidential Information,”). All of the foregoing is merely illustrative and Confidential Information is not limited to those illustrations. Employee hereby represents and agrees that

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upon execution of this Release (a) Employee has returned to the Company, and has not retained any copies of, all documents, records or materials of any kind, whether written or electronically created or stored, which contain, relate to or refer to any Confidential Information (“Confidential Materials”); (b) Employee has not disclosed any Confidential Information or Confidential Materials to any person or entity without the express authorization of an authorized officer of the Company; and (c) in consideration of the Company’s agreement to deliver the Separation Benefit pursuant to the terms of this Release, Employee and/or any Releasor shall not disclose any Confidential Information or Confidential Materials, in any manner directly or indirectly, except as shall be required by law. Employee further acknowledges and agree that the results and proceeds of any work performed by Employee while employed by the Company (“Works of Authorship”) are all specially ordered or commissioned by the Company as a “work made for hire” (as that term is defined in the United States Copyright Act) and that the Company shall own all right, title and interest thereto. In addition to the foregoing, Employee hereby assigns and transfers to the Company Employee’s entire right, title and interest in and to all inventions, ideas, improvements, discoveries, trade secrets, processes, data, programs, knowledge, know-how, designs, techniques, formulas, test data, computer code, and other designs and creations contained in the Works of Authorship, whether or not patentable, copyrightable, or otherwise protected by law, and whether or not reduced to practice, made, learned or conceived by Employee, which were created in connection with, result from, or are suggested by any task assigned to Employee.

If Employee is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Employee will promptly notify the Company of such request or requirement so that the Company may seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the agency or other person receiving the disclosure, or, in the discretion of the Company to waive compliance with the provisions of this Release. Employee will use reasonable efforts, in cooperation with the Company or otherwise, to avoid or minimize the required disclosure and/or to obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Employee is compelled to disclose the Confidential Information or else stand liable for contempt or suffer other sanction, censure or penalty, Employee will disclose only so much of the Confidential Information to the party compelling disclosure as she believes in good faith on the basis of advice of counsel is required by law and Employee shall give the Company prior notice of the Confidential Information she believes she is required to disclose.

8. Employee represents that Employee has returned to the Company, or that Employee shall do so prior to delivery of the Separation Benefit, all property of the Company which is or has been in Employee’s possession, custody, or control, including but not limited to computers and other equipment, company credit cards, identification cards, and access cards and keys.

9. Employee shall provide such reasonable cooperation the Company on behalf of itself or any Releasee, may request in connection with any pending or future lawsuit, arbitration, or proceeding between the Company and/or any Releasee and any third party; any pending or future regulatory or governmental inquiry or investigation concerning the Company and/or any Releasee; and any other legal, internal, or business matters of or concerning the Company and/or any Releasee. Such cooperation shall include, without limitation, meeting with and providing information the Company, any Releasee and/or its, their respective attorneys, auditors, or other representatives as reasonably requested by the Company.

10. The covenants, representations and acknowledgments made by Employee in this Release shall survive the execution of the Release and the delivery of the Separation Benefit, and this Release shall inure to the benefit of each Releasee, and the successors and assigns of each of them. Releasees shall be excused and released from any obligation to make payment of the Separation Benefit, and

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Employee shall be obligated to return to the Company the Separation Benefit, in the event that the Employee is found to have made a material misstatement in any term, condition, covenant, representation or acknowledgment in this Release, or Employee is found to have committed or commits a material breach of any term, condition or covenant in this Release.

11. This Release and the September 2008 Letter Agreement constitute the sole and complete understanding and agreement between the parties with respect to the matters set forth herein and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise (other than as specifically referred to in the September 2008 Letter Agreement.) No term, condition, covenant, representation or acknowledgment contained in this Release may be amended unless in a writing signed by both parties. If any section of this Release is determined to be void, voidable or unenforceable, it shall have no effect on the remainder of the Release which shall remain in full force and effect, and the provisions so held invalid or unenforceable shall be deemed modified as to give such provisions maximum effect permitted by applicable law.

12. Employee acknowledges if there is a breach or threatened breach of the provisions of this Release, the Company will have no adequate remedy in money or damages and accordingly shall be entitled to seek equitable relief, including without limitation, injunction and specific performance; Employee hereby waives any requirements for security or posting of any bond in connection with such relief. No specification in this Release of any particular remedy shall be construed as a waiver or prohibition of any other remedies in the event of a breach or threatened breach of this Release.

13. This Release shall in all respects be subject to, governed by and enforced and construed pursuant to and in accordance with the laws of the State of New York without regard to and excluding its choice of law rules. Employee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the City of New York having subject matter jurisdiction arising under this Release.

14. Employee agrees and acknowledges that (a) Employee has had an adequate opportunity to review this Release and all of its terms; (b) Employee understands all of the terms of this Release, which are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and (c) Employee has agreed to and/or entered into this Release and all of the terms hereof, knowingly, freely and voluntarily.

Signature:
Marie Toulantis

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